Federal Signal Q4 2023 Earnings Call February 27, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Full‐Year Financial Highlights * 3* Comparisons versus full year 2022 • Record net sales of $1.72 B, up $288 M, or 20% • Organic growth of $220 M, or 15% • Operating income of $224.5 M, up $63.7 M, or 40% • Adjusted EBITDA of $286.0 M, up $71.0 M, or 33% • Adjusted EBITDA margin of 16.6%, vs. 15.0% • GAAP EPS of $2.56, up $0.59, or 30% • Record adjusted EPS of $2.58, up $0.62, or 32% • Record orders of $1.87 B, up $178 M, or 11% • Record backlog of $1.03 B, up $146 M, or 17%

Q4 Highlights * 4* Comparisons versus Q4 of 2022 • Record net sales of $448 M, up $57 M, or 15% • Organic growth of $42 M, or 11% • Operating income of $63.1 M, up $16.5 M, or 35% • Adjusted EBITDA of $77.5 M, up $16.4 M, or 27% • Adjusted EBITDA margin of 17.3%, vs. 15.6% • GAAP EPS of $0.75, up $0.18, or 32% • Record adjusted EPS of $0.74, up $0.17, or 30% • Orders of $465 M, up $21 M, or 5%

5 Group and Corporate Results $ millions, except % Q4 2023 Q4 2022 % Change Orders 398.8$ 383.5$ 4% Sales 373.1 325.3 15% Operating income 58.2 44.7 30% Operating margin 15.6% 13.7% Adjusted EBITDA 73.3 57.6 27% Adjusted EBITDA margin 19.6% 17.7% Orders 66.2 60.7 9% Sales 75.3 66.2 14% Operating income 14.9 12.1 23% Operating margin 19.8% 18.3% Adjusted EBITDA 16.0 13.2 21% Adjusted EBITDA margin 21.2% 19.9% Corporate expenses 10.0 10.2 -2% Consolidated Orders 465.0 444.2 5% Sales 448.4 391.5 15% Operating income 63.1 46.6 35% Operating margin 14.1% 11.9% Adjusted EBITDA 77.5 61.1 27% Adjusted EBITDA margin 17.3% 15.6% Enivronmental Solutions Group Safety and Security Systems Group

Statement of Operations 6 $ millions, except % and per share Q4 2023 Q4 2022 $ Change % Change Net sales 448.4$ 391.5$ 56.9$ 15% Gross profit 119.4 96.6 22.8 24% SEG&A expenses 54.1 46.2 7.9 17% Amortization expense 3.8 3.3 0.5 15% Acquisition and integration-related (benefits) expenses (1.6) 0.5 (2.1) NM Operating income 63.1 46.6 16.5 35% Interest expense 4.3 4.4 (0.1) -2% Other expense, net 0.3 0.2 0.1 50% Income tax expense 12.1 7.4 4.7 64% Net income 46.4$ 34.6$ 11.8$ 34% Diluted earnings per share 0.75$ 0.57$ 0.18$ 32% Diluted adjusted earnings per share 0.74$ 0.57$ 0.17$ 30% Gross Margin 26.6% 24.7% SEG&A expenses as a % of net sales 12.1% 11.8% Effective tax rate 20.7% 17.6%

Adjusted Earnings per Share

($ in millions, except per share data)	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Net income	$ 46.4	$ 34.6	$ 157.4	$ 120.4
Add (less):				
Income tax expense	12.1	7.4	45.6	30.5
Income before income taxes	58.5	42.0	203.0	150.9
Add (less):				
Acquisition and integration-related (benefits) expenses	(1.6)	0.5	0.4	(0.5)
Environmental remediation costs of a discontinued operation (1)	-	-	0.8	-
Debt settlement charges (2)	-	0.1	-	0.1
Purchase accounting effects (3)	0.7	-	0.7	-
Adjusted income before income taxes	57.6	42.6	204.9	150.5
Adjusted income tax expense (4)	(11.9)	(7.6)	(46.1)	(30.4)
Adjusted net income	**$ 45.7**	**$ 35.0**	**$ 158.8**	**$ 120.1**
Diluted EPS	$ 0.75	$ 0.57	$ 2.56	$ 1.97
Adjusted diluted EPS	**$ 0.74**	**$ 0.57**	**$ 2.58**	**$ 1.96**

(1) Environmental remediation costs of a discontinued operation in the twelve months ended December 31, 2023 relate to estimated environmental clean up costs at a facility associated with a business that was discontinued in 2009. Such charges are included as a component of Other expense (income), net on the Consolidated Statements of Operations.

(2) Debt settlement charges in the three and twelve months ended December 31, 2022 relate to the write off of deferred financing fees incurred in connection with the execution of the Company's 2022 Credit Agreement. Such costs are included as a component of Other expense (income), net on the Consolidated Statements of Operations.

(3) Purchase accounting effects in the three and twelve months ended December 31, 2023 relate to adjustments to exclude the step-up in the valuation of equipment acquired in connection with acquisitions that was sold subsequent to the acquisition date. Such costs are included as a component of Cost of sales on the Consolidated Statements of Operations.

(4) Adjusted income tax expense for the three and twelve months ended December 31, 2023 and 2022 was recomputed after excluding the impact of acquisition and integration-related (benefits) expenses, environmental remediation costs of a discontinued operation, debt settlement charges and purchase accounting effects, where applicable.

FEDERAL SIGNAL

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8 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 12/31/2023, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total debt of $299.0 M, less total cash and cash equivalents of $61.0 M • Cash and cash equivalents of $61.0 M • Net debt of ~$238 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • ~$493 M of availability under revolving credit facility • Net debt leverage remains low • Compliant with all covenants with significant headroom Strong capital structure • Generated ~$103 M of cash from operations in Q4 2023, up ~$64 M, or 162%, vs. Q4 2022 • YTD operating cash flow of ~$194 M, up ~$123 M, or 171%, vs. prior year • Paid down ~$70 M of debt during Q4 (~$110 M in 2H 2023) • Capital expenditures of $30 M in 2023, including investments in our plants to add capacity and gain efficiencies through automation • Completed Blasters, Inc. acquisition in January 2023 for initial sum of ~$13 M • Completed Trackless Vehicles acquisition in April 2023 for initial sum of ~$42 M • Paid $6.1 M for dividends in Q4, reflecting a dividend of $0.10 per share; recently declared increased dividend of $0.12 per share for Q1 2024 • During Q4, paid $1.2 M to repurchase ~21k shares (average price of $59.50); ~$54 M remaining under authorized repurchase program (~1% of market cap) Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders

CEO Remarks – Q4 Performance 9 • Outstanding execution by both groups contributed to a record- setting quarter across sales, adjusted EPS and backlog • Q4 adjusted EBITDA margin slightly above midpoint of recently raised margin target range • Environmental Solutions Group highlights:  YoY net sales growth of 15%; 27% increase in adjusted EBITDA  Aftermarket revenues up 24% YoY, equating to ~27% of ESG sales  Production output improving further with combined Q4 production at two largest facilities up 11% YoY and 6% vs. Q3 • Safety and Security Systems Group highlights:  YoY net sales growth of 14%  130-basis point improvement in adjusted EBITDA margin • Generated significant cash from operations in the quarter; anticipate strong free cash flow generation in 2024 and beyond

CEO Remarks – Market Conditions

- Demand for our products and aftermarket offerings remains strong, as evidenced by Q4 orders of $465 M, up 5% YoY
- Q4 backlog at ~$1.03 B (up 17% YoY), up slightly vs. Q3; provides excellent visibility into 2024
- End-market diversification efforts yielding order strength across publicly-funded and industrial end-markets
- Public funding for infrastructure investments continues to fuel strong demand
  - American Rescue Plan Act
  - Infrastructure Investment and Jobs Act
- Strategic growth strategy is working
  - 2023 aftermarket revenue +21% YoY
  - Active M&A pipeline and healthy balance sheet
  - Trackless realized 30%+ YoY sales growth in first year of ownership, primarily due to distribution synergies
  - Realized $3 M+ in synergies between Ground Force and TowHaul
- Planned roll-out of codified FS operating system in 2024
- New product development focus remains
  - Q4 marked new-high point in EV sweeper orders
  - New dump truck body EV offerings to be exhibited at NTEA work truck show in early March 2024

Revenue by Category (2023)


Industrial Signaling 4%
Warning Systems 2%
SSG
ESG
Public Safety 10%
Aftermarket 23%
Street Sweepers, Road Marking, Metal Extraction Support, Waterblasting, Multi-Purpose Maintenance Vehicles, Other 22%
Vacuum Trucks 22%
Dump Truck Bodies & Trailers 17%

Trackless M7 Multi-Purpose Vehicle



FEDERAL SIGNAL

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11 Net Sales CAGR (’16A – ’23A) Total: ~14% Organic: ~7% 2016 2017 2018 2019 2020 2021 2022 2023 CEO Remarks – Executing on Strategic Framework in 2024 (U S$ in m ill io ns ) Recently Raised EBITDA Margin Targets: • Consolidated: 14‐20% • Environmental Solutions Group: 17-22% • Safety and Security Systems Group: 17-21% Operational Excellence Organic Growth Value‐ Added M&A

12 2024 Financial Outlook • Full‐Year Adjusted EPS1 Outlook of $2.85 to $3.05 • Would represent YoY growth of 10% - 18%, and the highest EPS level in our history • Does not include discrete tax benefit of ~$14 M, anticipated in Q1 2024 • Full‐year net sales of $1.85 B to $1.90 B • Would represent YoY growth of 7% - 10% • Double‐digit improvement in pre-tax earnings • Capital expenditures of $35 M to $40 M Issuing 2024 Guidance Assumptions • Although seasonal effects typically result in Q1 earnings being lower than subsequent quarters, expecting meaningful YoY improvement in Q1 2024, with Q1 adjusted EPS1 expected to represent between 19%-20% of our full-year earnings • No significant deterioration in current supply chain conditions; assumes continued improvement in 2024, with steady flow of customer-provided chassis • No significant increase in current input costs • Interest expense of ~$13 M - $14 M, without additional M&A • Effective tax rate of 25%-26%, excluding discrete items • ~62 M weighted average shares outstanding • Depreciation and amortization expense of ~$66 M - $68M 1. Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In 2023, we made adjustments to exclude the impact of acquisition and integration- related expenses (benefits), environmental remediation costs of a discontinued operation and purchase accounting effects. In prior years, we have also made adjustments to exclude the impact of debt settlement charges and certain other unusual or non-recurring items. Should any similar items occur in 2024, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q4 2023 Earnings Call 13 Q&A February 27, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 14

Federal Signal Q4 2023 Earnings Call 15 Appendix

Consolidated Adjusted EBITDA 16 Consolidated $ millions, except % 2023 2022 2023 2022 Net income 46.4$ 34.6$ 157.4$ 120.4$ Add (less): Interest expense 4.3 4.4 19.7 10.3 Acquisition and integration-related (benefits) expenses (1.6) 0.5 0.4 (0.5) Purchase accounting effects 0.7 - 0.7 - Other expense (income), net 0.3 0.2 1.8 (0.4) Income tax expense 12.1 7.4 45.6 30.5 Depreciation and amortization 15.3 14.0 60.4 54.7 Consolidated adjusted EBITDA 77.5$ 61.1$ 286.0$ 215.0$ Net Sales 448.4$ 391.5$ 1,722.7$ 1,434.8$ Consolidated adjusted EBITDA margin 17.3% 15.6% 16.6% 15.0% Three Months Ended December 31, Twelve Months Ended December 31,

Segment Adjusted EBITDA 17 $ millions, except % Q4 2023 Q4 2022 Operating Income 58.2$ 44.7$ Add: Acquisition and integration-related expenses 0.2 0.1 Purchase accounting effects 0.7 - Depreciation and amortization 14.2 12.8 Adjusted EBITDA 73.3$ 57.6$ Net Sales 373.1$ 325.3$ Adjusted EBITDA margin 19.6% 17.7% SSG $ millions, except % Q4 2023 Q4 2022 Operating Income 14.9$ 12.1$ Add: Depreciation and amortization 1.1 1.1 Adjusted EBITDA 16.0$ 13.2$ Net Sales 75.3$ 66.2$ Adjusted EBITDA margin 21.2% 19.9%

Non‐GAAP Measures • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2023 and 2022 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and twelve months ended December 31, 2023 and 2022, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related (benefits) expenses, environmental remediation costs of a discontinued operation, debt settlement charges and purchase accounting effects, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, acquisition and integration-related (benefits) expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non- GAAP measure that represents the total of net income, interest expense, acquisition and integration-related (benefits) expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, purchase accounting effects and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, purchase accounting effects and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. 18